Exhibit 99.1

For Immediate Release: Contact:

Wednesday, April 26, 2006 Julie S. Ryland, 205-326-8421

Energen Reports 1st Quarter Results, Initiates 2007 Earnings Guidance

2006 Earnings Guidance Revised with New Price Assumptions

BIRMINGHAM, AL - Energen Corporation (NYSE: EGN) announced today that its strong earnings growth in the first quarter of 2006 was driven largely by the impact of higher commodity prices on its oil and gas acquisition and development company, Energen Resources Corporation.

Energen also initiated earnings guidance for 2007 in a range of $3.80-$4.20 per diluted share and adjusted its earnings guidance downward slightly for 2006 primarily due to relatively lower natural gas commodity prices. The new earnings guidance range for 2006 is $3.10-$3.30 per diluted share.

Consolidated earnings for the quarter ended March 31, 2006, totaled $87.5 million, or $1.18 per diluted share; this compared with net income of $59 million, or 80 cents per diluted share, in the first quarter of 2005. In the prior year, first quarter net income included a non-cash loss of $9.4 million, or 13 cents per diluted shared, associated with the timing of mark-to-market derivatives.

The increase in quarterly earnings largely was due to a 55 percent increase in per-unit revenues from the natural gas, oil and natural gas liquids (NGL) production of Energen Resources. As commodity prices rose through 2005, Energen was able to enter into hedges for some of its 2006 production at prices well-above those in place for 2005. In addition, the higher commodity prices benefited Energen Resources' unhedged production.

High natural gas prices were not welcome at the Company's natural gas utility, Alabama Gas Corporation (Alagasco), which experienced a 4 percent decline in earnings in the first quarter of 2006.

"Because of high natural gas prices this winter, our customers' bills increased significantly; this led to energy conservation and, thus, less-than-anticipated gas sales, primarily to our core, residential customers," said Energen President James T. McManus in remarks earlier today at Energen's Annual Meeting of Shareholders.

"I think many people still mistakenly believe that Alagasco makes money when natural gas prices are high," McManus said. "That simply is not the case. The costs Alagasco incurs to secure natural gas supplies for its customers are passed on to our customers, penny for penny, without mark-up."

"All in all, 2006 is off to a great start," said Mike Warren, chairman and chief executive officer of Energen. "As announced at Energen's Annual Meeting today, we have retooled our underlying commodity price assumptions for the balance of 2006 and, in conjunction with first quarter actual results, made some adjustments to our 2006 earnings guidance.

"While our new range of $3.10 to $3.30 per diluted share is slightly below our previous guidance of $3.25-$3.60 per diluted share, it represents a tighter range and still suggests impressive EPS growth from 2005 to 2006 of 32 to 40 percent," Warren added.

"In addition, the potential for continued growth at Energen is underscored by our earnings outlook for 2007," he said. "We are pleased to be initiating guidance for 2007 with an earnings range of $3.80-$4.20 per diluted share."

FIRST QUARTER 2006 RESULTS

First quarter 2006 earnings per diluted share increased 27 percent after adjusting for a timing-related loss in the prior-year first quarter. Consolidated earnings for the first three months of 2006 totaled $87.5 million, or $1.18 per diluted share, and compared with net income of $59 million, or 80 cents per diluted share, in the first quarter of 2005. In the prior year, first quarter net income included a non-cash loss of $9.4 million, or 13 cents per diluted shared, associated with the timing of mark-to-market derivatives. Discontinued operations at Energen Resources generated a loss of $7,000 and income of $104,000 in the current- and prior-year first quarters, respectively.

Energen Resources Corporation

Energen Resources' first quarter 2006 income from continuing operations totaled $49.8 million as compared with net income of $19.5 million in the same period a year ago. In the prior year, first quarter net income included a non-cash loss of $9.4 million associated with the timing of mark-to-market derivatives.

Revenues per unit of production for Energen Resources' natural gas, oil and NGL production increased approximately 55 percent to $7.23 per thousand cubic feet (Mcf) equivalent.

Relative to the first quarter in 2005, the Company's per-unit revenues from its natural gas production increased 65 percent in the first quarter of 2006 to $7.57 per Mcf; per-unit oil production revenues rose 43 percent to $45.94 per barrel; and per-unit NGL production revenues increased 14 percent to 58 cents per gallon.

In addition to higher prices, Energen Resources benefited from higher production volumes. Production in the first quarter of 2006 increased 6 percent to 23.2 billion cubic feet equivalent (Bcfe).

Oil production increased 12 percent largely due to the acquisition of Permian Basin oil properties in December 2005. NGL and natural gas production also increased period-over-period at 5 percent and 4 percent, respectively. These increases largely were due to continued development activities in the San Juan Basin and accelerated maintenance of existing wells due to mild winter weather in New Mexico and southern Colorado.

Per-unit lease operating expense (LOE) for the first three months of 2006 increased 34 percent over the same period last year to $2.02 per Mcf equivalent (Mcfe). This increase was due to a 19 percent rise in price-related production taxes, accelerated maintenance expenses in the San Juan Basin, generally higher field services costs and the December 2005 acquisition of Permian Basin oil properties.

Depreciation, depletion and amortization (DD&A) expense in the first quarter of 2006 increased 5 cents per unit to 99 cents per Mcfe and was due largely to the December 2005 acquisition of Permian Basin oil properties.

Alabama Gas Corporation

Alagasco's natural gas distribution operations earned net income of $37.4 million as compared with $39 million in the prior-year first quarter. This 4 percent decline reflected a decrease in usage driven by the high price of natural gas supplies and was partially offset by the utility's ability to earn on a higher level of equity representing investment in utility plant.

RESULTS OF THE TRAILING 12 MONTHS

For the 12 months ended March 31, 2006, Energen's net income totaled $201.5 million, or $2.73 per diluted share. This compared with $126.3 million, or $1.72 per diluted share, in the same period a year ago. Income from discontinued operations totaled $14,000 and $229,000 in the 12 months ending March 31, 2006 and 2005, respectively.

Energen Resources Corporation

Energen Resources' income from continuing operations in the trailing 12-months period totaled $165.5 million and compared with $90.2 million in the same period last year.

Relative to the same period a year ago, the Company's per-unit revenues from its natural gas production increased 40 percent to $6.71 per Mcf; per-unit oil production revenues rose 30 percent to $38.80 per barrel; and per-unit NGL production revenues increased 17 percent to 56 cents per gallon.

In addition to higher commodity prices, Energen Resources benefited from higher production volumes. Production in the 12 months ended March 31, 2006, totaled 92.4 Bcf, reflecting a 4.7 percent increase over the same period a year ago.

Alabama Gas Corporation

Alagasco's natural gas distribution operations earned net income of $35.3 million in the 12 months ended March 31, 2006. This compared with net income of $36.5 million in the same period last year.

2006 EARNINGS OUTLOOK REVISED

Energen's revised earnings guidance for 2006 is $3.10 to $3.30 per diluted share. The primary change in Energen's assumptions for 2006 was related to commodity prices applicable to Energen Resources' unhedged production.

"Natural gas makes up about two-thirds of our estimated annual production. And almost two-thirds of our estimated natural gas production for the remainder of the year is hedged," said President McManus at today's Annual Meeting of Shareholders.

"Natural gas prices have been on something of a roller-coaster ride. The post-hurricane highs in excess of $14 per thousand cubic feet gave way to more moderate pricing in the $6.50 to $7 range in the face of a generally warm winter," McManus said. "Recently, they have risen to the $9 range for the balance of the year.

"Clearly, things like the coming hurricane season, the possibility of a hot summer or early winter, and the continuing volatility of oil prices will influence natural gas prices," he added.

"Our prior earnings guidance for 2006 was based, in part, on natural gas prices applicable to our unhedged production of $10 per Mcf. While this may still turn out to be realistic, the natural gas price moderation over the last several months has prompted us to rerun our 2006 earnings model with a price estimate for the remainder of the year that averages $9 per Mcf (NYMEX)," McManus said.

"Oil prices, on the other hand, have continued to rise," he noted. "Even though some 75 percent of our estimated oil production for the rest of the year is hedged, we have incorporated into our new guidance an assumed oil price of $70 per barrel NYMEX applicable to our unhedged volumes for the remainder of the year - that's up from our prior assumption of $58 per barrel."

Energen's revised guidance also includes a slightly lower price for Energen Resources' unhedged NGL production of 86.3 cents per gallon. Some 44 percent of estimated liquids production for the remainder of the year is already hedged.

"Other changes reflected in our 2006 earnings guidance include higher basis differentials and the expectation that Alagasco will earn below its allowed range of return on equity given the conservation response to high natural gas prices during the past winter," McManus said.

Hedge Position for the Remainder of 2006

Energen Resources' 2006 hedge position by commodity for the remainder of 2006 (April through December) is as follows:
Commodity	Hedge Vols.	Estimated 2006 Production	% Hedged	NYMEX-equiv. price
Natural Gas	28.4 Bcf	44.8 Bcf	63%	$8.14 per Mcf
Oil	2.1 MMBbl	2.8 MMBbl	75%	$53.28 per barrel
NGL	22.7 MMgal	51.2 MMgal	44%	$0.56 per gallon

Note: Actual April data used, as available, to calculate unit prices.

Energen Resources' 2006 natural gas hedge position by hedge type for the remainder of the year (April through December) is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
NYMEX Hedges	12.1	-	$8.07
San Juan Basin-specific	15.6	$1.75	$8.12
Permian Basin-specific	0.4	$1.45	$9.99
Houston Ship Channel	0.3	$0.70	$9.64

Note: Actual April data used, as available, to calculate unit prices.

Energen Resources' 2006 oil hedge position by hedge type for the remainder of the year (April through December) is as follows:
Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	684	-	$51.52
Sour Oil (WTS)	1,426	$5.75	$54.12

Note: Actual April data used, as available, to calculate unit prices.

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will be net of transportation and fractionation fees.

Earnings Sensitivities to Commodity Price Changes

While there are many factors that affect Energen Resources' financial results, the largest influences typically are the commodity prices applicable to the company's unhedged production.

The Company's revised guidance for 2006 earnings assumes that NYMEX prices applicable to Energen Resources' unhedged production in 2006 will average $9 per Mcf for gas and $70 per barrel for oil and that NGL prices will average 86 cents per gallon. Given Energen Resources' current hedge position for the remainder of 2006 and assuming prices as outlined above for its unhedged production, the sensitivities to pricing changes applicable to Energen's earnings guidance for 2006 are as follows:

  Every 10-cent change in the average NYMEX price of gas from $9 per Mcf represents an estimated net income impact of approximately $670,000 (1 cent per diluted share).

  Every $1 change in the average NYMEX price of oil from $70 per barrel represents an estimated net income impact of approximately $300,000 (0.4 cents per diluted share).

  Every 1-cent change in average price of NGL from $0.86 per gallon represents an estimated net income impact of approximately $125,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Resources' estimated production in 2006 remains unchanged at 92 Bcfe. The oil and gas company's development spending has been revised upward to $150 million, with exploration spending in 2006 estimated to be $9 million. Capital spending at Alagasco is estimated to be approximately $65 million.

Other key assumptions that support Energen's earnings guidance include:

  Average diluted shares outstanding of 74 million,

  The utility earning a 12-12.5 percent return on average equity of $285 million.

  A DD&A rate at Energen Resources of approximately $1.00 per Mcfe and LOE including production taxes of approximately $2.05 per Mcfe.

2007 EARNINGS GUIDANCE INITIATED

Energen's just-initiated earnings guidance for 2007 suggests a strong potential for continued growth at Energen. The earnings range announced today for 2007 is $3.80-$4.20 per diluted share.

Embedded in Energen's 2007 earnings guidance are assumptions that NYMEX prices applicable to Energen Resources' unhedged natural gas and oil production will average $9.50 per Mcf and $65 per barrel, respectively. The assumed average price for the Company's unhedged NGL production in 2007 is approximately 85 cents per gallon.

To date, approximately 43 percent of Energen Resources' estimated natural gas production in 2007 has been hedged at an average NYMEX-equivalent price of $9.66 per Mcf. Almost 48 percent of the Company's estimated 2007 oil production has been hedged at a NYMEX-equivalent price of $66.61 per barrel. And some 15 percent of its estimated NGL production has been hedged at an average price of 79.5 cents per gallon.

Production in 2007 is estimated to be 89.3 Bcfe, including 58.6 Bcf of natural gas, 3.6 million barrels of oil, and 65.2 million gallons of liquids.

2007 Hedge Position

Energen Resources' 2007 hedge position by commodity is as follows:
Commodity	Hedge Vols.	Estimated 2007 Production	% Hedged	NYMEX-equiv. price
Natural Gas	25.1 Bcf	58.6 Bcf	43%	$9.66 per Mcf
Oil	1.7 MMBbl	3.6 MMBbl	48%	$66.61 per barrel
NGL	10.1 MMgal	65.2 MMgal	15%	$0.80 per gallon

Energen Resources' 2007 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis Difference	Price/Mcf (NYMEX equiv)
NYMEX Hedges	8.0	-	$9.48
San Juan Basin-specific	14.0	$1.75	$9.74
SNG-Louisiana	3.0	$0.04	$9.76

Energen Resources' 2007 oil hedge position by hedge type is as follows:
Hedge Type	Volumes (MBbl)	Assumed Sour Oil Difference	Price/Barrel (NYMEX equiv)
NYMEX Hedges	600	-	$59.65
Sour Oil (WTS)	1,104	$6.00	$70.38

Realized prices for Energen Resources' production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will be net of transportation and fractionation fees.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources' current hedge position for 2007 and using the price assumptions given above for the Company's unhedged production, changes in commodity prices are estimated for have the following impact on Energen's 2007 earnings:

  Every 10-cent change in the average NYMEX price of gas from $9.50 represents an estimated net income impact of approximately $1.7 million (2.3 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $65 per barrel represents an estimated net income impact of approximately $1.0 million (1.3 cents per diluted share).

  Every 1-cent change in the average price of liquids from $0.85 per gallon represents an estimated net income impact of approximately $250,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Capital investment in 2007 is estimated to be $98 million at Energen Resources and $65 million at Alagasco.

Other key assumptions that support Energen's 2007 earnings guidance include:

  Average diluted shares outstanding of 74.3 million;

  A DD&A rate at Energen Resources of approximately $1.05 per thousand cubic feet equivalent and LOE including production taxes of approximately $2.13 per Mcfe; and

  Alagasco's earning within its allowed range of return on average equity of approximately $296 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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